Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054

CONTACTS:	Amy Kircos Media Relations 480-552-8803 amy.kircos@intel.com	Kevin Sellers Investor Relations 480-363-2642 kevin.k.sellers@intel.com

Intel Announces 12.5 Percent Increase in Cash Dividend

SANTA CLARA, Calif., Nov. 16, 2009 –Intel Corporation today announced that its board of directors has approved a 12.5 percent increase in the quarterly cash dividend to 15.75 cents per share (63 cents per share on an annual basis), beginning with the dividend that will be declared in the first quarter of 2010.
“Intel’s industry-leading product portfolio, outstanding execution and focus on the next wave of innovation and growth set the company up solidly for the future,” said Paul Otellini, Intel president and CEO. “With one of the highest dividend yields in the technology industry, the dividend increase is another sign of our confidence in business prospects going forward.”
Intel began paying a cash dividend in 1992 and has paid out approximately $16.6 billion to its stockholders. Intel cash dividends for the first through third quarters of 2009 total approximately $2.3 billion.
Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Risk Factors
The above statements and any others in this document are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

•       Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend program could be affected by changes in Intel's operating results, its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

•       Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•        Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•        The gross margin percentage could vary significantly from expectations based on changes in revenue levels; capacity utilization; start-up costs, including costs associated with new 32nm process technology; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; product mix and pricing; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs.

•        Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•        The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•       Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•        The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•        Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•        Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended September 26, 2009.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.